                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Hinsdale Financial Corporation
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               (Name of Registrant as Specified In Its Charter)

                             TGF Investments, L.P.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                    (Letterhead for TGF Investments, L.P.)



                                                               November 29, 1996



Dear Hinsdale Financial Shareholder:

Enclosed please find a copy of our press release issued after the Hinsdale Financial shareholder meeting at which the proposed merger with Liberty Bancorp failed to receive shareholder approval.

I thank all of you who joined with us to vote AGAINST the merger. In an effort to save this "non-premium" deal, management adjourned the shareholders meeting until December 11, 1996 "to keep the polls open" so it could continue to solicit votes from those who either voted against or didn't vote at all. We must once again give clear direction to management: TOO MANY HINSDALE SHAREHOLDERS OPPOSE A MERGER WITH LIBERTY TO PURSUE IT ANY FURTHER!

Shareholders should consider the recent movement upwards in Hinsdale's share price. On November 6, 1996, the day before we announced opposition to the merger, Hinsdale closed at $23.75. The day after the shareholder meeting, the stock closed at $26 up $1 per share for the day. You will want to contrast Hinsdale's stock price gains with Liberty's poor stock price performance over the past three years:

          Date           Liberty Closing Price          Hinsdale Closing Price
          ----           ---------------------          ----------------------
          11/30/93              $25.50                          $17.09
          11/30/94              $23.75                          $17.20
          11/30/95              $26.75                          $21.63
          11/30/96              $23.88                          $26.00

Liberty's stock has gone backwards, depreciating - 6% over the past three years. Management of Hinsdale has failed to answer satisfactorily why we would ever want to combine with such an underperforming company like Liberty. You deserve a premium for your shares from a financial institution prepared to pay a fair price for Hinsdale franchise and excellent branch locations.

Since only a latest dated proxy will be counted, we ask all shareholders to please sign and date the proxy card and return it promptly in the envelope provided. If you already voted against the merger, you can reconfirm your vote on the enclosed duplicate proxy. If you have questions, please feel free to call MacKenzie Partners, Inc., who is assisting us in getting this message out to our fellow shareholders, at 1-800-322-2885.

                                             Sincerely,



                                             Thomas G. Fitzgerald
                                             Managing Partner

                      Copyright 1996 Business Wire, Inc.
                                 Business Wire

                         November 27, 1996, Wednesday

DISTRIBUTION:  Business Editors

LENGTH:  417 words

HEADLINE: TGF Investments claims first round victory as Hinsdale Financial shareholders reject merger with Liberty Bancorp

DATELINE:  CHICAGO

BODY:
     Nov. 27, 1996--Hinsdale Financial Corp. (NASDAQ:HNFC) adjourned their special meeting of shareholders after failing to receive the required majority of outstanding shares necessary to support its proposed merger with Liberty Bancorp (NASDAQ:LBCI).

     TGF Investments L.P., which has been recommending that shareholders vote against the merger as not being in their best interests, scored a "first round" victory yesterday in blocking the merger.

     Thomas G. Fitzgerald, managing partner of TGF stated that, "We are pleased that many Hinsdale shareholders agreed with our opinion that this proposed merger is not in the best financial interests of Hinsdale shareholders. Failure to get the required vote in favor of the merger from shareholders speaks for itself." Fitzgerald went on to say, "I want to thank those shareholders who supported our position and to reaffirm our commitment to oppose this merger. Management should now pursue other avenues that will realize more value for Hinsdale shareholders."

     TGF encouraged by the result of yesterday's meeting also stated, "According to our estimate 1.2 million shares or about 44% of the shares entitled to vote at the meeting, subject to later dated revocations, voted to reject the proposed merger. We will continue to urge shareholders to vote down this merger," further stating, "We believe the transaction does not properly value the Hinsdale franchise and falsely equates Liberty's Chicago city locations to the superior Hinsdale suburban locations. It also appears to us that the Hinsdale goodwill claim of $48 million, or $17.81 per share, has not been properly factored into the merger equation." TGF further recommends that Hinsdale shareholders should not be strong-armed by the Hinsdale management into putting Hinsdale together with an "ill-fitting merger partner."

     The meeting has been adjourned until Dec. 11, 1996 by Hinsdale management due to lack of support for the proposed merger.

     TGF Investments L.P. is a private investment firm specializing in bank and thrift stock investments.

     CONTACT:  TGF Investments
                           Thomas G. Fitzgerald, 312/360-6501
                           or
                           MacKenzie Partners Inc.
                           Larry Dennedy/Simon Coope, 212/929-5500

LANGUAGE:  ENGLISH

LOAD-DATE:  November 28, 1996